Exhibit 10.34

“WORK FOR HIRE” AGREEMENT

This “Work for Hire” Agreement (together with all Exhibits and attachments, this “Agreement”) is effective as of March 1, 2016 (the “Effective Date”) and is made by and among NeuroRx, Inc., a Delaware corporation having offices at 913 North Market Street, Suite 200, Wilmington, DE 19801 (“NeuroRx” or the “Company”), and REBes Consulting LLC - Robert Besthof (“Consultant”). NeuroRx and Consultant are each hereinafter referred to individually as a “Party” or collectively as the “Parties”.

RECITALS:

WHEREAS, Consultant has demonstrated expertise in Pharmaceutical Development;

WHEREAS, NeuroRx is in the business of developing pharmaceutical products and related medical devices

WHEREAS, Consultant has agreed to assist NeuroRx in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein, together with such other and further consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT:

1.    Description of Services. The work or services of Consultant described below shall collectively define the services (“Services”) to be rendered under the Agreement as follows:

(a)

The Principal Consultant who will perform the Services shall exclusively be Robert Besthof. All additional personnel engaged by Principal Consultant shall be identified to the client and shall sign work for hire agreements as well.

(b)	Consultant will report to Jonathan Javitt, M.D. and such other employees the Company will designate from time to time in order to undertake and manage the Services; and

(c)

Consultant will have the job title of Chief Commercial and Patient Officer and perform the Services as more fully described in Appendix A of this Agreement in a professional and commercially competent manner. Other tasks or scopes of work may be added to the list in Appendix A by mutual consent of the Parties.

2.    Pricing and Payment.

(a)

During the Term of this Agreement, NeuroRx shall pay Consultant an initial fee of $3000 per week in cash compensation for the initial scope of work (see appendix), and will additionally confer upon Consultant a stock option grant from the Company’s Stock Option Plan of 70,000 options to purchase common stock in NeuroRx, vesting over a period of five years commencing March 1. Note that said options shall have accelerated vesting upon change of control of the Company. Consultant will also be reimbursed for pre-approved reasonable expenses incurred while performing the Services as provided for in this Agreement. Consultant shall submit invoices, together with supporting documentation acceptable to NeuroRx, for payment of pre-approved expenses incurred by Consultant. NeuroRx will pay such invoices once a month on the last business day of each month.

(b)

Consultant shall keep records and books of account, showing actual hours worked and costs related to all items of labor, material, equipment, supplies, services, and other expenditures of whatever nature for which compensation is payable to Consultant by NeuroRx under the terms of this Agreement. NeuroRx and its representatives shall be entitled, upon prior notice to Consultant and at all reasonable times, to review such records and books of account.

(c)	It is agreed that any travel shall be conducted at reasonable premium coach (domestic) or business class (international) airfare and standard business class hotel.

3.    Independent Contractor Status.

(a)    Under this Agreement, Consultant shall be an independent contractor, and not an employee or agent of NeuroRx for any purpose, including but not limited to FICA, FUTA, income tax withholding, Israeli income or other tax, any pension plan or health benefit plan maintained by NeuroRx for its own employees, unemployment insurance benefits, or worker’s compensation benefits, and NeuroRx shall not be responsible to Consultant or Consultant’s employees for or with respect to any such benefits. Consultant shall execute and deliver any and all related tax documentation as reasonably requested by NeuroRx.

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(b)    Consultant will determine the method and means of performing the services hereunder, and may, at its discretion, use one or more subcontractors to perform all or any part of the services; provided, however, that (i) the fees and expenses incurred by Consultant in connection with the use of any such subcontractor (once reimbursed by NeuroRx) shall be the sole responsibility of Consultant, (ii) the use of any such subcontractor shall not relieve Consultant of any of its duties or obligations under this Agreement, (iii) Consultant shall remain solely and completely liable for the work and activities of any such subcontractor, and shall be responsible for the compliance or failure to comply by such subcontractor of the terms and conditions set forth in this Agreement including, without limitation, the “work for hire” and confidentiality provisions set forth in Section 4 hereof, and (iv) Consultant agrees to pay each such subcontractor on a timely basis for work performed by such subcontractor hereunder. Prior to issuing final payment, NeuroRx shall be provided with signed work for hire agreements (see below) and certification that all invoices have been satisfied by each subcontractor.

4.    Work for Hire; Confidentiality.

(a)    All discoveries, improvements, inventions, copyrights, and trade secrets, and any and all tangible or intangible technology or intellectual property arising out of or related to the Services or otherwise arising out of or related to the activities or other work contemplated by this Agreement, and all intellectual property rights therein (collectively the “Intellectual Property”) are “works for hire” and shall be the sole and exclusive property of NeuroRx. Neither Consultant nor any of its officers, employees, agents, representatives or subcontractors shall obtain any rights therein. Consultant agrees, on its own behalf and on behalf of such officers, employees, agents, representatives and subcontractors, to assign and does hereby grant, assign, convey and transfer to NeuroRx or its designee all rights, title, and interests in the Intellectual Property without additional compensation. Consultant agrees to cooperate fully during and after Consultant’s engagement with NeuroRx in perfecting in NeuroRx the ownership of such Intellectual Property. For purposes of signing documents (such as assignments and applications) to achieve that end, Consultant appoints and constitutes NeuroRx as Consultant’s attorney-in-fact, with power of substitution. Consultant shall provide, and shall cause its officers, employees, agents, representatives and subcontractors to provide and sign, any and all additional documentation, technical data, drawings, designs, technologies, testimonies, affidavits, support and other assistance requested by NeuroRx in the furtherance of NeuroRx’s efforts to file patent applications or obtain exclusive rights to patents arising out of or related to any prototypes, the Services, or the activities or other work contemplated by this Agreement. Consultant agrees to obtain from any subcontractor’s employees who have been or will be involved in performing the Services, the development activities or other work contemplated by this Agreement an executed Proprietary Information and Inventions Agreement consistent with restrictions set forth in this Section 4. Consultant agrees to assume any and all liability for the breach of any provision of this Section 4 by any of Consultant’s officers, employees, agents, representatives or subcontractors.

(b)    Consultant agrees to use NeuroRx’s Confidential Information only with respect to the performance of its obligations under this Agreement, and only by

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Consultant and its subcontractors who have a need to know such information in order to perform the Services hereunder, provided that such subcontractors have signed separate agreements containing substantially similar confidentiality provisions. Consultant shall protect the Confidential Information of NeuroRx by using the same degree of care (but not less than a reasonable degree of care) to prevent the unauthorized use, dissemination or publication of such Confidential Information as Consultant uses to protect its own Confidential Information of a like nature. Consultant’s obligations under this Section 4 shall be for a period of two (2) years after the date of disclosure or two (2) years from the end of the term of this Agreement, whichever is greater. The term “Confidential Information” as used herein means any and all information, whether obtained or given orally, in writing or any other medium, concerning NeuroRx, including, without limitation, information about product discovery and development, manufacturing processes, quality systems and techniques, samples, drawings, marketing and new product data, trade secrets, computer programming techniques and business strategy, business affairs, financial data, customer information, and all other proprietary or trade secret information of whatever description. Confidential Information shall not include information that is: (i) publicly known prior to or after disclosure under this Agreement other than through acts or omissions attributable to Consultant, its officers, employees, agents, representatives or subcontractors; (ii) as demonstrated by prior written records, already known to Consultant at the time of disclosure under this Agreement; (iii) disclosed in good faith to Consultant by a third party having a lawful right to do so; (iv) required to be disclosed pursuant to a subpoena or order of a court or administrative agency, provided that Consultant gives prompt notice to NeuroRx of any such requirement and reasonably cooperates with NeuroRx’s efforts to obtain a protective order or other adequate protection for the confidentiality of the information required to be so disclosed, or (v) disclosed pursuant to the prior written consent of NeuroRx.

(c)    Consultant acknowledges and agrees that the restrictions contained in this Section 4 are, in view of the nature of NeuroRx’s business, reasonable and necessary to protect NeuroRx’s interests, that the rights being protected by those sections are of a unique and extraordinary character giving them a particular value, and that any violation of this Agreement would result in irreparable injury to NeuroRx. Consultant further acknowledges and agrees that NeuroRx will not have an adequate remedy at law if Consultant or any of its officers, employees, agents, representatives or subcontractors violate the terms of this Section 4 and that NeuroRx shall have the right, in addition to any other rights it may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of or otherwise to specifically enforce any covenant or obligation of Consultant under this Section 4, as well as to obtain damages and equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative.

5.    Warranties and Indemnities.

(a)    Consultant represents and warrants to NeuroRx that: (i) any specification, lexicon, design or software delivered to NeuroRx will either be public domain or will be

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original and will not infringe upon or misappropriate any patent, copyright, trade secret or other proprietary rights of others; (ii) Consultant will not breach any non-disclosure or restricted use obligations to any third party in the development of the Services contemplated by this Agreement; (iii) Consultant has not previously granted and will not grant any rights in the deliverables or work produce as part of the Services contemplated by this Agreement to any third party which are inconsistent with the sole and exclusive ownership rights of NeuroRx described in this Agreement; (iv) following acceptance of the Agreement, Consultant will not contract with any third party to manufacture or assist in the manufacture of an NMDA-based treatment for bipolar depression during the term of this Agreement and for a period of two years from the conclusion of this Agreement and any successor agreements, (v) prior to having access to any Confidential Information hereunder, and prior to performing any activities of any nature whatsoever hereunder, each of Consultant’s employees, and each of any subcontractor’s employees who has been or will be involved in the performance of the Services, or the development activities or other work contemplated by this Agreement, will have signed and delivered to NeuroRx a Proprietary Information and Inventions Agreement consistent with restrictions set forth in Section 4 above; (vi) Consultant has full power to enter into this Agreement, to carry out is obligations under this Agreement and to grant the rights granted to NeuroRx.

(b)    Consultant hereby indemnifies NeuroRx and each of its officers, directors, employees, agents, customers, subcontractors and representatives (each, an “Indemnified Party”) and holds harmless each Indemnified Party from and against any and all loss, costs, claims, fees, expenses (including reasonable attorneys’ fees), damages or liabilities arising out of or related to (i) any breach of this Agreement by Consultant, (ii) any breach of applicable confidentiality obligations by Consultant’s officers, employees, agents, representatives, or subcontractors, (iii) any challenge by any employee of either Consultant or any of its subcontractors to NeuroRx’s sole and exclusive (A) ownership of all tangible and intangible technology or intellectual property arising out of or related to this Agreement, or the development activities or other work contemplated by this Agreement or (B) rights to patents awarded on inventions arising out of this Agreement, (iii) any threat, claim, demand, suit or action alleging facts that would constitute a breach of any of representation or warranty made by Consultant in this Agreement.

(c)    NeuroRx hereby indemnifies Consultant and each of its officers, directors, employees, agents, customers, subcontractors and representatives (each, an “Indemnified Party”) and holds harmless each Indemnified Party from and against any and all loss, costs, claims, fees, expenses (including reasonable attorneys’ fees), damages or liabilities arising out of or related to (i) any breach of this Agreement by NeuroRx or (ii) any breach of applicable confidentiality obligations by NeuroRx’s officers, employees, agents, representatives, or subcontractors.

6.    Term and Termination. This Agreement shall commence as of the Effective Date and shall continue in effect for one year, but either Party may terminate the Agreement after 30 days from the Effective Date with ten (10) business days prior written notice. After the initial term has expired the Agreement will automatically

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continue for successive one (1) month terms unless terminated by either Party upon ten (10) business days prior written notice. The terms and provisions of Sections 3, 4, and 5 shall survive termination of this Agreement.

7.    Amendment. This Agreement shall not be amended except by a writing duly executed by both Parties.

8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Maryland, USA without giving effect to that jurisdiction’s choice of law rules.

9.    Headings. The headings contained in this Agreement are intended for convenience and shall not be used to interpret the meaning of this Agreement or to determine the rights of the Parties.

10. Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or five (5) days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

If to NeuroRx:	If to Consultant:

c/o Jonathan Javitt	Robert Besthof
NeuroRx, Inc.	REBes Consulting LLC
913 North Market St.	270 Ridings Way
Wilmington, DE 19801	Ambler, PA 19002
jjavitt@neurorxpharma.com	besthof_robert@yahoo.com

Such addresses may be changed, from time to time by means of a notice given in the manner provided in this Section.

11.    Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

12.    Waiver. The waiver of any term or condition of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

13.    Assignment. Neither Party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other Party.

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14.    Counterparts. This Agreement may be signed in counterparts with the effect as if the signatures to each Party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

15.    No Additional Relationship or Obligation. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between the Parties, any commitment for equity ownership, any commitment to consolidate, merge, or otherwise enter into any additional transaction except for provision of the development services provided for herein, nor shall either Party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other with respect to any of the foregoing.

16.    Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the Parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

IN WITNESS WHEREOF, NeuroRx and Consultant have executed this Agreement effective as of the Effective Date.

NeuroRx, Inc.

By:	/s/ Jonathan C. Javitt
Name: Jonathan C. Javitt, M.D.
Title: CEO and Founder

For: Consultant

By:	/s/ Robert Besthof
Name:	Robert Besthof
REBes Consulting LLC

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APPENDIX A

DESCRIPTION OF KEY SERVICES

TO BE RENDERED UNDER THE AGREEMENT

•	Development of and implementation of precommercial communication plan

•	Development and management of grassroots communication plan

•	Development of relationships with grassroots groups including JED Foundation, American Foundation for Suicide Prevention, International Bipolar Foundation, etc.

•	Direct support of investor relations and outreach

•	Development of Phase 2b/3 study centers and support of clinical study

•	Development of NRX 101/102 target product profile

•	Development of NRX 101 market size analysis

•	Development of NRX-101 commercial launch plan and budget by Dec 31, 2016

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